UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)
(Amendment No. 3)*

CytoDyn Inc.
(Name of Issuer)

Common Stock, $0.001 par value per share
(Title of Class of Securities)

23283M101
(CUSIP Number)

Paul A. Rosenbaum
2945 NW Luray Terrace
Portland Oregon 97210
(503) 348-9262
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 30, 2021
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ¨.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON Paul A. Rosenbaum
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,300,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,300,000
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,300,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.21%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 612,875,224 shares of common stock, $0.001 par value per share, of CytoDyn Inc., a Delaware corporation (the “Issuer”), issued and outstanding as of March 31, 2021, based on information reported by the Issuer in its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on April 14, 2021.

1	NAME OF REPORTING PERSON Anthony Caracciolo
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,368,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,368,000
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,368,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.22%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of common stock, $0.001 par value per share (“Common Stock”), of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in its Annual Report on Form 10-K filed on July 30, 2021 (the “Annual Report”).

1	NAME OF REPORTING PERSON Arthur L. Wilmes
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 90,000
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 90,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 90,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.01%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Glenn Eisenberg
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,994,536
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,994,536
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,994,536
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.32%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Jeffrey Paul Beaty
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America, Canada and the United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 888,888
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 888,888
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 888,888
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.14%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Allen Gabriel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,659,465
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,659,465
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,659,465
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.26%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Judson Longaker
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 445,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 445,000
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 445,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.07%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Steve Dalal
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America and Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 549,128
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 549,128
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 549,128
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.09%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Jeffrey D. Weiner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 574,657
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 574,657
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 574,657
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.09%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Frederick J. Axelberd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 121,500
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 121,500
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 121,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Yaron Okun
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America, South Africa and Lithuania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,639,500
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,639,500
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,639,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.26%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Jack Chitayat
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,074,065
	8	SHARED VOTING POWER 2,456,335
	9	SOLE DISPOSITIVE POWER 2,074,065
	10	SHARED DISPOSITIVE POWER 2,456,335

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,530,400
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.72%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Arlyn J. Bossenbrook
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 226,436
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 226,436
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 226,436
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Charles M. Johnson Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 425,172
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 425,172
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 425,172
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.07%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Jonathan Hartley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 450,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 450,000
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 450,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.07%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Brendan Thorson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 195,100
	8	SHARED VOTING POWER 440,000
	9	SOLE DISPOSITIVE POWER 195,100
	10	SHARED DISPOSITIVE POWER 440,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 635,100
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.10%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Joe Rector
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 618,800
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 618,800
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 618,800
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.10%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Francesco Tosco
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 638,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 638,000
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 638,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.10%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON William M. Rawson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,690,125
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,690,125
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,690,125
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.43%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Veronica Marano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 503,076
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 503,076

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 503,076
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.08%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Dr. Richard G. Pestell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America and Australia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,342,000
	8	SHARED VOTING POWER 3,093,728
	9	SOLE DISPOSITIVE POWER 8,342,000
	10	SHARED DISPOSITIVE POWER 3,093,728

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,435,728
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.81%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Peter Christopher Caputo
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 371,581
	8	SHARED VOTING POWER 30,000
	9	SOLE DISPOSITIVE POWER 371,581
	10	SHARED DISPOSITIVE POWER 30,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 401,581
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.06%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Antonio Parisi
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 288,500
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 288,500

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 288,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Thomas C. Mollick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 9,814,945
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 9,814,945
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,814,945
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Thomas J. Errico M.D.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,508,705
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,508,705
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,508,705
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.40%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Bruce K. Patterson, M.D.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 569,242
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 569,242

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 569,242
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.09%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Peter Staats, M.D. MBA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 700,000
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 700,000
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 700,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.11%
14	TYPE OF REPORTING PERSON IN

Beneficial ownership percentage is based upon 632,586,877 shares of Common Stock of the Issuer, issued and outstanding as of July 31, 2021, based on information reported by the Issuer in the Annual Report.

1	NAME OF REPORTING PERSON Melissa Yeager
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) N/A
14	TYPE OF REPORTING PERSON IN

The following constitutes Amendment No. 3 (“Amendment No. 3”) to the Schedule 13D originally filed by the Reporting Persons (as amended by Amendment No. 1 to the Schedule 13D, filed with the Securities and Exchange Commission (the “SEC”) on June 8, 2021, Amendment No. 2, filed with the SEC on July 2, 2021 (“Amendment No. 2”), and this Amendment No. 3, the “Schedule 13D”). This Amendment No. 3 constitutes an exit filing for the Reporting Persons. Capitalized Terms used but not defined herein shall have the meanings ascribed to such terms in Amendment No. 2.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

Due to the fact that Paul Rosenbaum, Jeffrey Beaty and Art Wilmes have separately decided to undertake to nominate a slate of directors for election at the Annual Meeting, the Reporting Persons have terminated their agreement as to the purposes stated in the Schedule 13D. As a result, the Reporting Persons are not acting in concert for 13D purposes and, therefore, are no longer part of a group. Accordingly, this Amendment No. 3 constitutes an exit filing for all of the Reporting Persons.

Item 7.	Material to be Filed as Exhibits.

99.1	Joint Filing Agreement, dated May 24, 2021 (incorporated by reference to Exhibit 99.1 to the Reporting Persons’ Schedule 13D filed on May 24, 2021).

99.2	Power of Attorney with respect to the Schedule 13D and any amendments hereto (incorporated by reference to Exhibit 99.2 to the Reporting Persons’ Schedule 13D filed on May 24, 2021).

99.3	Power of Attorney with respect to shares owned by Tevya Finger (incorporated by reference to Exhibit 99.3 to the Reporting Persons’ Schedule 13D filed on May 24, 2021).

99.4	Joinder Agreement to Joint Filing Agreement, dated June 8, 2021 (incorporated by reference to Exhibit 99.9 to the Reporting Persons’ Schedule 13D/A filed on June 8, 2021).

99.5	Power of Attorney for Thomas C. Mollick and Dr. Errico, dated June 8, 2021 (incorporated by reference to Exhibit 99.10 to the Reporting Persons’ Schedule 13D/A filed on June 8, 2021).

99.6	Joinder Agreement to Joint Filing Agreement, dated July 2, 2021 (incorporated by reference to Exhibit 99.12 to the Reporting Persons’ Schedule 13D/A filed on July 2, 2021).

99.7	Power of Attorney for Dr. Patterson, Dr. Staats and Ms. Yeager dated July 2, 2021 (incorporated by reference to Exhibit 99.12 to the Reporting Persons’ Schedule 13D/A filed on July 2, 2021).

SIGNATURES

After reasonable inquiry and to the best of his or her knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 17, 2021

/s/ Paul Rosenbaum
Paul Rosenbaum

/s/ Paul Rosenbaum as attorney-in-fact
Anthony Caracciolo

/s/ Paul Rosenbaum as attorney-in-fact
Arthur L. Wilmes

/s/ Paul Rosenbaum as attorney-in-fact
Glenn Eisenberg

/s/ Paul Rosenbaum as attorney-in-fact
Jeffrey P. Beaty

/s/ Paul Rosenbaum as attorney-in-fact
Allen Gabriel

/s/ Paul Rosenbaum as attorney-in-fact
Judson Longaker

/s/ Paul Rosenbaum as attorney-in-fact
Steve Dalal

/s/ Paul Rosenbaum as attorney-in-fact
Jeffrey Weiner

/s/ Paul Rosenbaum as attorney-in-fact
Frederick Axelberd

/s/ Paul Rosenbaum as attorney-in-fact
Yaron Okun, for himself and as attorney-in-fact for Tevya Finger

/s/ Paul Rosenbaum as attorney-in-fact
Jack Chitayat

/s/ Paul Rosenbaum as attorney-in-fact
Arlyn J. Bossenbrook

/s/ Paul Rosenbaum as attorney-in-fact
Charles M. Johnson Jr.

/s/ Paul Rosenbaum as attorney-in-fact
Jonathan Hartley

/s/ Paul Rosenbaum as attorney-in-fact
Brandon Thorson

/s/ Paul Rosenbaum as attorney-in-fact
Joe Rector

/s/ Paul Rosenbaum as attorney-in-fact
Francesco Tosco

/s/ Paul Rosenbaum as attorney-in-fact
William M. Rawson

/s/ Paul Rosenbaum as attorney-in-fact
Veronica Marano

/s/ Paul Rosenbaum as attorney-in-fact
Richard G. Pestell, M.D., Ph.D.

/s/ Paul Rosenbaum as attorney-in-fact
Peter Christopher Caputo

/s/ Paul Rosenbaum as attorney-in-fact
Antonio Parisi

/s/ Paul Rosenbaum as attorney-in-fact
Thomas C. Mollick

/s/ Paul Rosenbaum as attorney-in-fact
Thomas J. Errico, M.D.

/s/ Bruce K. Patterson, M.D.
Bruce K. Patterson, M.D.

/s/ Peter Staats, M.D. MBA
Peter Staats, M.D. MBA

/s/ Melissa Yeager
Melissa Yeager